SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 3/31/2006
FILE NUMBER 811-7890
SERIES NO.: 4


72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                     $  11,134
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B                     $   2,179
              Class C                     $   2,320

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                     $000.4707
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                     $000.4047
              Class C                     $000.4047

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        27,569
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                         5,059
              Class C                         6,326

74V.     1.   Net asset value per share (to nearest cent)
              Class A                     $    8.97
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                     $    8.98
              Class C                     $    8.97